Exhibit 99.1

BGC Partners Reports Second Quarter 2011 Financial Results

Declares Quarterly Dividend

Conference Call to Discuss Results Rescheduled for Today

NEW YORK, NY – July 25, 2011 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “BGC,” or “the Company”), a leading global brokerage company primarily servicing the wholesale financial markets, today reported its financial results for the quarter ended June 30, 2011.

Select Second Quarter 2011 Results Compared to the Year-Earlier Period

*	Pre-tax distributable earnings[1] improved by 34.3 percent to $62.4 million or $0.25 per fully diluted share, compared with $46.5 million or $0.20 per fully diluted share.

*	Post-tax distributable earnings improved by 33.9 percent to $52.0 million or $0.21 per fully diluted share, compared with $38.9 million or $0.17 per fully diluted share.

*	Revenues as used to calculate distributable earnings grew by 8.5 percent to $364.8 million, compared with $336.3 million.

*	Revenues under U.S. Generally Accepted Accounting Principles (“GAAP”) increased by 8.6 percent to $364.6 million compared with $335.7 million.

*	GAAP income from operations before income taxes was $23.5 million, up 34.0 percent compared with $17.5 million.

*	GAAP net income for fully diluted shares increased by 8.1 percent to $21.2 million or $0.09 per share, compared with $19.6 million or $0.09 per share.

*	On July 24, 2011, BGC Partners’ Board of Directors declared a quarterly cash dividend of $0.17 per share payable on August 25, 2011 to Class A and Class B common stockholders of record as of August 11, 2011. This represents an increase of 21.4 percent year-over-year.

Management Comments on Financial Results

“BGC’s outperformance in the second quarter was driven by our solid top-line growth in Equities, Foreign Exchange, and Rates, as well as in overall fully electronic trading,” said Howard W. Lutnick, Chairman and Chief Executive Officer. “As we continue to add experienced brokers and benefit from our world-class technology platform and partnership structure, BGC’s earnings margins have continued to improve dramatically.

“Our common dividend per share will be 21.4 percent greater than in the second quarter of 2010. Additionally, at least 50 percent of the dividends paid per share in 2011 are expected to be a nontaxable return of capital to common stockholders.”

Mr. Lutnick added: “We remain extremely excited about our planned acquisition of Newmark2, one of the fastest growing real estate services companies in the global property markets. We

[1]	See the sections of this release entitled “Distributable Earnings,” “Distributable Earnings Results Compared with GAAP Results”, and “Reconciliation of GAAP Income to Distributable Earnings” for a complete and updated definition of these terms and how, when and why management uses them, as well as for the differences between results under GAAP and distributable earnings for the periods discussed in this release.
[2]

Newmark is the real estate advisory firm that operates as Newmark Knight Frank in the U.S. and is associated with London-based Knight Frank, which has extensive offices throughout the rest of the world.

expect this acquisition to be immediately accretive to our earnings per share, and to close later this year.

Shaun D. Lynn, President of BGC Partners, Inc., said: “The Company’s revenues related to fully electronic trading grew by 28.4 percent year-over-year to $40.5 million or 11.1 percent of distributable earnings revenues. These results included continued strong performance from the fully electronic trading of interest rate derivatives. From August 2010 through the end of June, 2011, BGC e-brokered more than 8,500 interest rate derivatives transactions with a notional volume of over $825 billion.

“Given our ongoing investment of approximately $120 million a year in technology, and our proven track record of converting products across many different asset classes and geographies to fully electronic trading, we are confident that our success in e-broking will continue to drive revenue and earnings growth.”

Mr. Lynn concluded: “The Company’s front office grew by 10.4 percent year-over year to 1,780 brokers and salespeople. As we continue to expand our e-broking capabilities and increase brokerage staff, we expect BGC’s strong earnings growth to continue.”

Second quarter Revenues

For the second quarter of 2011, revenues for distributable earnings were $364.8 million, compared with $336.3 million a year earlier. BGC’s GAAP revenues were $364.6 million in the second quarter of 2011, compared with $335.7 million a year earlier.

BGC’s year-over-year revenue growth was driven primarily by increased brokerage revenues from the Company’s desks in Equities and Other Asset Classes, Foreign Exchange, and Rates.

For the second quarter of 2011, brokerage revenues increased by 8.8 percent to $341.1 million, compared with $313.5 million in the prior-year quarter. Rates revenues were $145.7 million, Credit revenues were $78.1 million, and Equities and Other Asset Classes revenues were $61.7 million, and Foreign Exchange revenues were $55.6 million. In comparison, for the second quarter of 2010, Rates revenues were $139.3 million, Credit revenues were $77.1 million, Equities and Other Asset Classes revenues were $50.3 million, and Foreign Exchange revenues were $46.8 million.

Rates revenues increased by 4.6 percent year-over-year in the second quarter of 2011, driven mainly by fully electronic Rates brokerage. Credit revenues increased by 1.3 percent year-on-year in the second quarter, despite generally lower volumes industry-wide, due primarily to 39.0 percent year-over-year growth from BGC’s e-brokered Credit products. Revenues from Equities and Other Asset Classes increased by 22.7 percent year-over-year, driven primarily by the addition of Mint Partners3 and growth from the Company’s other cash and derivatives equities desks. Foreign Exchange revenues increased by 18.9 percent versus the year-ago quarter due primarily to continued strong growth in global volumes as well as a 33.7 percent year-over-year increase in the Company’s spot Foreign Exchange revenues.

[3]	Closed August 2010.

In the second quarter of 2011, Rates represented 39.9 percent of total distributable earnings revenues, Credit 21.4 percent, Equities and Other Asset Classes 16.9 percent, and Foreign Exchange 15.2 percent. In comparison, for the second quarter of 2010, Rates represented 41.4 percent of total distributable earnings revenues, Credit 22.9 percent, Equities and Other Asset Classes 14.9 percent, and Foreign Exchange 13.9 percent.

Revenues related to fully electronic trading increased by 28.4 percent year-over-year to $40.5 million in the second quarter of 2011. This represented 11.1 percent of total distributable earnings revenues.4 In comparison, revenues related to fully electronic trading were $31.6 million or 9.4 percent of total distributable earnings revenues in the prior year period. This improvement was driven primarily by BGC’s growing suite of fully electronic interest rate derivatives products, as well as by strong growth in the e-broking of credit default swaps, U.S. Treasuries, and spot foreign exchange.

Second quarter Expenses

Total expenses on a distributable earnings basis were $302.4 million in the second quarter of 2011, compared with $289.8 million a year earlier. Total GAAP expenses were $341.1 million in the second quarter of 2011, compared with $318.2 million in the prior-year period.

On a distributable earnings basis, the Company’s compensation and employee benefits were $194.9 million, versus $184.3 million in the year-earlier period. This represented 53.4 percent of distributable earnings revenues in the second quarter of 2011, down versus 54.8 percent a year earlier. Under GAAP, compensation and employee benefits were $218.7 million, compared with $207.6 million a year earlier. This represented 60.0 percent of GAAP revenues in the second quarter of 2011, down from 61.8 percent a year earlier.

For the second quarter of 2011, non-compensation expenses were $107.6 million or 29.5 percent of revenues on a distributable earnings basis and $113.1 million or 31.0 percent of revenues under GAAP. In comparison, second quarter 2010 non-compensation expenses were $105.5 million or 31.4 percent of revenues on both a GAAP and distributable earnings basis.

Second quarter Income

In the second quarter of 2011, BGC Partners’ pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes were $62.4 million or $0.25 per fully diluted share, compared with $46.5 million or $0.20 per fully diluted share in the second quarter of 2010. The Company’s pre-tax distributable earnings margin was 17.1 percent in the second quarter of 2011 versus 13.8 percent in the prior-year period.

BGC Partners recorded post-tax distributable earnings of $52.0 million or $0.21 per fully diluted share in the second quarter of 2011, compared with $38.9 million or $0.17 per fully diluted share in the second quarter of 2010. The Company’s post-tax distributable earnings margin was 14.3 percent in the second quarter of 2011 versus 11.6 percent in the prior-year period.

[4]	For the second quarter of 2011, revenues related to fully electronic trading included $35.8 million in the “total brokerage revenues” line item. This amount represented 10.5 percent of brokerage revenues and was up 32.1 percent year-over-year. Second quarter 2011 revenues related to fully electronic trading also included $4.7 million in the “fees from related parties” line item, which was up 6.3 percent year-over-year. In the year-earlier period, these figures were $27.1 million, 8.6 percent of brokerage revenues, and $4.5 million, respectively.

The Company recorded GAAP net income from operations before income taxes of $23.5 million, GAAP net income for fully diluted shares of $21.2 million, and GAAP net income per fully diluted share of $0.09 in the second quarter of 2011. This compares to GAAP net income from operations before income taxes of $17.5 million, GAAP net income for fully diluted shares of $19.6 million, and GAAP net income per fully diluted share of $0.09 in the second quarter of 2010.

In the second quarter of 2011, the effective tax rate for distributable earnings was 15.0 percent, compared with 15.2 percent a year earlier.

The Company had a fully diluted weighted-average share count of 266.1 million for the second quarter of 2011 for distributable earnings and 244.1 million under GAAP. This compares with 248.0 million for second quarter of 2010 on a distributable earnings basis, and 226.5 million on a GAAP basis. As of June 30, 2011, the Company’s fully diluted share count was 268.8 million, assuming conversion of the Convertible Senior Notes issued April 1, 2010.5

Front Office Statistics

BGC Partners had 1,780 brokers and salespeople as of June 30, 2011, up 10.4 percent year-over-year compared to 1,612. Average revenue generated per front office employee6 for the second quarter of 2011 was approximately $200,000 compared with approximately $204,000 in the second quarter of 2010.

Historically, BGC’s new brokers and salespeople generally achieve significantly higher productivity levels in their second year with the Company. Therefore, average revenue per front office employee has declined year-over-year for the periods following significant headcount increases.

Balance Sheet

As of June 30, 2011, the Company’s cash position, which it defines as cash and cash equivalents and cash segregated under regulatory requirements, was $289.8 million; notes payable and collateralized borrowings were $186.5 million; book value per common share was $2.31; and total capital, which BGC Partners defines as “redeemable partnership interest”, Cantor’s “noncontrolling interest in subsidiaries”, and “total stockholders’ equity”, was $451.9 million. In comparison, as of December 31, 2010, the Company’s cash position was $366.5 million; notes payable and collateralized borrowings were $189.3 million; book value per common share was $2.47; and total capital was $425.0 million.

The decrease in cash from year-end 2010 was due primarily to the timing of both the securities clearance process and the settlement of receivables and payables, as well as cash used with respect to acquisitions, dispositions and/or resolutions of litigation, and for the redemption of

[5]	On April 1, 2010 BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. In accordance with FASB guidance, the BGC GAAP EPS calculation for the second quarter of 2011 excludes 22.0 million weighted-average shares related to these Notes, and includes the related interest expense (net of tax), because their effect would have been anti-dilutive. Following these principles, the distributable earnings per share calculation is based on the higher weighted-average share count but adds back the related interest expense (net of tax). The second quarter 2011 and second quarter 2010 GAAP fully diluted weighted-average share count was lower than that for distributable earnings because GAAP did not allow the inclusion of anti-dilutive instruments when calculating earnings or loss per share.
[6]	This includes revenues from “total brokerage revenues”, “market data and software solutions”, and the portion of “fees from related parties” related to fully electronic trading.

units. These items were partially offset by an option exercise by Mr. Lutnick for cash, and proceeds from the issuance of Class A common stock as part of BGC’s controlled equity offering.

Monthly Revenues through July 21, 2011 Compared with a Year Earlier

April 2011 revenues were down approximately 5 percent to $107 million compared with $113 million; May was up approximately 8 percent to $129 million versus $119 million; and June was up approximately 23 percent to $129 million compared with $105 million. For the first 14 trading days of July, 2011, BGC generated distributable earnings revenues of approximately $81 million. This was an increase of approximately 24 percent compared with the first 14 trading days of July, 2010.

Dividends

On July 24, 2011, the Company’s Board of Directors declared a quarterly cash dividend of $0.17 payable on August 25, 2011 to Class A and Class B common stockholders of record as of August 11, 2011. The ex-dividend date will be August 9, 2011. The Company estimates that no less than 50 percent of dividends paid per share of common stock for each of the quarters of 2011 will be a nontaxable return of capital to common stockholders.7 Based upon an annualized dividend of $0.68 per share and the July 22, 2011 closing stock price of $8.43, BGC’s pre-tax dividend yield is 8.1 percent. For a New York City resident in the 35 percent Federal tax bracket and the 12.85 percent state and local tax bracket, the current taxable equivalent yield would be 12.6 percent when compared to a distribution, dividend, or interest payment that is fully taxable at ordinary rates and 9.3 percent when compared to a fully taxable qualified dividend.

Unit Redemptions, Exchangeability, and Share Repurchases

During the second quarter of 2011, BGC Partners agreed to grant exchangeability to 2,540,644 PSUs and PSIs. Under GAAP, the Company was required to take a non-cash charge of $23.0 million relating to these grants of exchangeability and/or redemption of limited partnership units.

BGC Partners’ share repurchases and unit redemptions from January 1, 2011 through July 15, 2011 are detailed in the following table:

[7]	See the section of this release entitled “Nontaxable Return of Capital” for more details.

Period	Number of shares purchased	Effective average price per share
First Quarter	6,454	$8.50
April	7,991	$8.94
May	—	—
June	—	—
July 1-July 15	—	—

Total Repurchases	14,445	$8.74

Period	Number of units redeemed	Average price per unit
First Quarter	195,904	$9.11
April	63,715	$8.99
May	103,160	$8.81
June	677,823	$7.67
July 1-July 15	—	—

Total Redemptions	1,040,602	$8.13

Total Repurchases and Redemptions	1,055,047	$8.14

The Company sold approximately 3.3 million shares through its controlled equity offering from January 1, 2011 through July 15, 2011 for net proceeds of approximately $27.6 million or $8.30 per share to offset redemptions.

As of July 15, 2011, the Company had approximately $59.2 million remaining from its $100 million share repurchase and unit redemption authorization.

Distributable Earnings

BGC Partners uses non-GAAP financial measures including “Revenues for distributable earnings,” “pre-tax distributable earnings” and “post-tax distributable earnings,” which are supplemental measures of operating performance that are used by management to evaluate the financial performance of the Company and its subsidiaries. BGC Partners believes that distributable earnings best reflects the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders, as well as to holders of BGC Holdings partnership units during any period.

As compared with “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses which generally do not involve the receipt or outlay of cash by the Company, which do not dilute existing stockholders, and which do not have economic consequences, as described below. In addition, distributable earnings calculations exclude certain gains and charges that management believes does not best reflect the ordinary operating results of BGC.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of BGC Partners, Inc.’s non-cash earnings or losses related to its equity investments, such as in Aqua Securities, L.P. and ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC.

Pre-tax distributable earnings are defined as GAAP income (loss) from operations before income taxes excluding items that are primarily non-cash, non-dilutive, and non-economic items, such as:

*	Non-cash stock-based equity compensation charges for REUs granted or issued prior to the merger of BGC Partners, Inc. with and into eSpeed, as well as post-merger non-cash, non-dilutive equity-based compensation related to partnership unit exchange or conversion.

*	Allocations of net income to founding/working partner and other units, including REUs, RPUs, PSUs and PSIs.

*	Non-cash asset impairment charges, if any.

Distributable earnings calculations also exclude charges related to purchases, cancellations or redemptions of partnership interests and certain one-time or non-recurring items, if any.

Beginning with the second quarter of 2011, BGC’s definition of distributable earnings has been revised to exclude certain gains and charges with respect to acquisitions, dispositions, and resolutions of litigation. This change in the definition of distributable earnings is not reflected in, nor does it affect the Company’s presentation of prior periods. Management believes that excluding these gains and charges best reflects the operating performance of BGC.

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share”:

*	“Post-tax distributable earnings” are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

*	“Post-tax distributable earnings per fully diluted share” are defined as post-tax distributable earnings divided by the weighted-average number of fully diluted shares for the period.

*	In the event that there is a GAAP loss but positive distributable earnings, the distributable earnings per share calculation will include all fully diluted shares that would be excluded under GAAP to avoid anti-dilution, but will exclude quarterly interest expense, net of tax, associated with the Senior Convertible Notes.

Each quarter, the dividend to common stockholders is expected to be determined by the Company’s Board of Directors with reference to post-tax distributable earnings per share. In addition to the Company’s quarterly dividend to common stockholders, BGC Partners expects to pay a pro-rata distribution of net income to BGC Holdings founding/working partner and other units, including REUs, RPUs, PSUs and PSIs, and to Cantor for its noncontrolling interest. The amount of all of these payments is expected to be determined using the above definition of pre-tax distributable earnings per share.

Certain employees who are holders of RSUs are granted pro-rata payments equivalent to the amount of dividends paid to common stockholders. Under GAAP, a portion of the dividend equivalents on RSUs is required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

Distributable earnings is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or income (loss) for fully diluted shares. The Company views distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund its operations.

Pre- and post-tax distributable earnings are not intended to replace the Company’s presentation of GAAP financial results. However, management believes that they help provide investors with a clearer understanding of BGC Partners’ financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of financial performance should be considered together.

Management does not anticipate providing an outlook for GAAP “revenues”, “income (loss) from operations before income taxes”, “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share”, because the items previously identified as excluded from pre-tax distributable earnings and post-tax distributable earnings are difficult to forecast. Management will instead provide its outlook only as it relates to revenues for distributable earnings, pre-tax distributable earnings and post-tax distributable earnings.

For more information on this topic, please see the table in this release entitled “Reconciliation of GAAP Income to Non-GAAP Distributable Earnings”, which provides a summary reconciliation between pre- and post-tax distributable earnings and the corresponding GAAP measures for the Company in the periods discussed in this release.

Distributable Earnings Results Compared with GAAP Results

Second quarter 2011 GAAP revenues were reduced by $0.3 million due to BGC’s losses related to its equity investments, compared to a reduction of $0.5 million a year earlier. These non-cash items were not included in revenues for distributable earnings.

The difference between second quarter 2011 compensation and employee benefits as calculated for GAAP and distributable earnings was due primarily to $23.1 million in non-cash, non-economic, and non-dilutive charges relating to grants of exchangeability to unit holders and/or redemption of limited partnership units; $0.6 million in expenses related to dividend equivalents to holders of restricted stock units; and a charge of $0.2 million related to non-cash and non-dilutive pre-merger grants of equity or units. The difference between second quarter 2010 compensation and employee benefits as calculated for GAAP and distributable earnings was due to a $23.7 million in non-cash, non-economic, and non-dilutive charges relating to grants of exchangeability to unit holders and/or redemption of limited partnership units; and $0.4 million in expenses related to dividend equivalents to holders of restricted stock units. These charges were partially offset by a $0.8 million credit related to non-cash and non-dilutive pre-merger grants of equity or units.

The difference between non-compensation expenses in the second quarter of 2011 as calculated for GAAP and distributable earnings is due to $4.5 million in non-cash charges relating primarily to a long-term real estate lease obligation; and $1.1 million in charges with respect to acquisitions, dispositions and/or resolutions of litigation. There was no difference between non-compensation expenses for GAAP and distributable earnings in the second quarter of 2010.

Nontaxable Return of Capital

BGC Partners intends to pay not less than 75 percent of its post-tax distributable earnings per fully diluted share as cash dividends to all common stockholders. The Company also intends to use the balance of its quarterly post-tax distributable earnings, after distributions to all partnership units and dividend payments to common stockholders, to buy back shares and/or partnership units.

BGC Partners’ common dividend is based on post-tax distributable earnings, which, due mainly to non-cash, non-dilutive, and non-economic GAAP charges, are expected to be higher than its earnings and profits under GAAP and U.S. Federal tax principles for the year ended December 31, 2011. In addition, BGC Partners’ net income for both GAAP and distributable earnings includes income earned by foreign affiliates of the Company, corporate subsidiaries, and other entities not taxable under U.S. Federal tax principles. The Company believes not less than 50 percent of its common dividend paid for earnings generated in 2011 will be treated as a nontaxable return of capital for common stockholders.

Under U.S. Federal income tax principles, a nontaxable return of capital, sometimes referred to as a “nondividend distribution”, is a cash distribution that is not paid out of the taxable earnings and profits of a corporation. For common stockholders, a nontaxable return of capital reduces the cost basis of an investment. It is not taxed until the cost basis of said investment is fully recovered. BGC Partners believes that a portion of its dividends paid to common stockholders in the year ended December 31, 2011 is expected to be treated under U.S. Federal income tax principles as a return of capital to the extent of each stockholder’s basis, and as capital gains to the extent such portion exceeds a stockholder’s basis.

The remaining portion of the dividend is expected to be treated as a qualified dividend for U.S. Federal income tax purposes. The portion of the common dividend taxable as a dividend for U.S. Federal income tax purposes will be reported to U.S. recipients of BGC’s dividend on the IRS Forms 1099-DIV and to non-U.S. recipients on IRS Forms 1042-S. These forms will be sent to common stockholders in early 2012.

The portion of dividends to common stockholders that will be taxable will not impact BGC Partners’ financial results for either GAAP or distributable earnings or the Company’s or its affiliates’ ability to pay distributions to all partnership units and dividend payments to common stockholders.

This information is not intended to be all-inclusive or to render specific professional tax advice.

Conference Call and Investor Presentation

The Company will host a conference call today, July 25, 2011 at 9:45 a.m. ET to discuss these results. A webcast of the call, along with an investor presentation summarizing the Company’s distributable earnings results, including monthly and geographic revenues, will accessible at the “Investor Relations” section of http://www.bgcpartners.com or directly at

http://www.bgcpartners.com/ir. Additionally, call participants may dial in with the following information:

LIVE CALL:
Date - Start Time:	07/25/2011 9:45 AM Eastern Time
U.S. Dial In:	888-713-4205
International Dial In:	617-213-4862
Participant Passcode:	129-973-05
Pre Registration:	https://www.theconferencingservice.com/prereg/key.process?key=PH9XPAMPC

REPLAY:
Available From – To:	07/25/2011 12:00 PM – 08/1/2011 11:59 PM
U.S. Dial In:	888-286-8010
International Dial In:	617-801-6888
Passcode:	773-466-97

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser’s address bar.)

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company primarily servicing the wholesale financial markets. BGC specializes in the brokerage of a broad range of financial products, including fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, structured products and other instruments. BGC also provides a full range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back office services to a broad range of financial and non-financial institutions. BGC’s integrated platform is designed to provide flexibility to customers with regard to price discovery, execution and processing of transactions, and enables them to use voice, hybrid, or, where available, fully electronic brokerage services in connection with transactions executed either over-the-counter or through an exchange.

Through its eSpeed and BGC Trader brands, BGC uses its proprietary, built, and paid for technology to operate multiple buyer, multiple seller real-time electronic marketplaces for the world’s most liquid capital markets. The Company’s pioneering suite of tools provides end-to-end transaction solutions for the purchase and sale of financial products over its global private network or via the Internet. BGC’s neutral platform, reliable network, straight-through processing and superior products make it the trusted source for electronic trading for the world’s largest financial firms. Through BGC Market Data, the Company also offers globally distributed and innovative market data and analysis products for numerous financial instruments and markets. BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments and investment firms.

BGC’s partnership structure and extensive employee ownership create a distinctive competitive advantage among its peers. Named after fixed income trading innovator B. Gerald Cantor, BGC has offices in 25 cities, located in New York and London, as well as in Aspen, Beijing, Chicago, Copenhagen, Dubai, Garden City, Hong Kong, Istanbul, Johannesburg, Mexico City, Moscow, Nyon, Paris, Rio de Janeiro, São Paulo, Sarasota, Seoul, Singapore, Sydney, Tokyo, Toronto,

West Palm Beach, and Zurich. For more information, visit http://www.bgcpartners.com. The Company’s corporate address is: BGC Partners, Inc., 499 Park Avenue, New York, New York 10022. The media, analysts, and investors can also subscribe to BGC’s investor “Email Alerts” at the “Investor Relations” section of http://www.bgcpartners.com.

Note Regarding Financial Tables and Metrics

An excel file with the Company’s quarterly financial results and metrics from full year 2009 through the second quarter of 2011 is accessible in the HTML version of this press release at the “Investor Relations” section of http://www.bgcpartners.com. It is also available directly at http://www.bgcpartners.com/ir-news.

Note Regarding Settlement

All trades executed on the eSpeed platform settle for clearing purposes against Cantor Fitzgerald & Co. (“CF&Co.,” “CFC”), an affiliate of the Company. CFC is a member of FINRA (formerly NASD) and the Fixed Income Clearing Corporation, a subsidiary of the Depository Trust & Clearing Corporation. CFC, the Company, and other affiliates participate in U.S. Treasuries as well as other markets by posting quotations for their account and by acting as principal on trades with platform users. Such activity is intended, among other things, to assist CFC, the Company, and their affiliates in managing their proprietary positions (including, but not limited to, those established as a result of combination trades and errors), facilitating transactions, framing markets, adding liquidity, increasing commissions and attracting order flow.

Discussion of Forward-Looking Statements by BGC Partners

Information in this document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements include statements about the outlook and prospects for the Company and for its industry as well as statements about its future financial and operating performance. Such statements are based upon current expectations that involve risks and uncertainties. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied because of a number of risks and uncertainties that include, but are not limited to, the risks and uncertainties identified in BGC Partners’ filings with the U.S. Securities and Exchange Commission. The Company believes that all forward-looking statements are based upon reasonable assumptions when made. However, BGC Partners cautions that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that accordingly you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made, and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Please refer to the complete disclaimer with respect to forward-looking statements and the risk factors set forth in BGC Partners’ most recent public filings on Form 10-K, 8-K and/or 10-Q, which are incorporated into this document by reference.

Contacts

Americas Media: Hannah Sloane 212-294-7938 hsloane@bgcpartners.com	Investors: Jason McGruder 212-829-4988 jmcgruder@bgcpartners.com

EMEA & APAC Media: Deborah Spencer + 44 207 894 7961 dspencer@bgcpartners.com

BGC PARTNERS, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION IN ACCORDANCE WITH GAAP

(in thousands, except share and per share data)

	June 30 2011	December 31, 2010
Assets:
Cash and cash equivalents	$286,239	$364,104
Cash segregated under regulatory requirements	3,610	2,398
Loan receivables from related parties	980	980
Securities owned	12,831	11,096
Marketable securities	2,276	4,600
Receivables from brokers-dealers, clearing organizations, customers and related broker-dealers	839,575	474,269
Accrued commissions receivable, net	180,348	132,885
Loans, forgivable loans and other receivables from employees and partners	176,574	151,328
Fixed assets, net	132,336	133,428
Investments	22,982	25,107
Goodwill	83,564	82,853
Other intangible assets, net	12,456	13,603
Receivables from related parties	6,573	4,958
Other assets	69,064	68,705

Total assets	$1,829,408	$1,470,314

Liabilities, Redeemable Partnership Interest, and Equity:
Accrued compensation	$153,653	$155,538
Payables to brokers-dealers, clearing organizations, customers and related broker-dealers	779,453	429,477
Payables to related parties	7,686	10,262
Accounts payable, accrued and other liabilities	246,608	256,023
Deferred revenue	3,610	4,714
Notes payable and collateralized borrowings	186,490	189,258

Total liabilities	1,377,500	1,045,272
Redeemable partnership interest	94,723	93,186
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 500,000 shares authorized; 103,906 and 88,192 shares issued at June 30, 2011 and December 31, 2010, respectively; and 85,955 and 70,256 shares outstanding at June 30, 2011 and December 31, 2010, respectively	1,039	881
Class B common stock, par value $0.01 per share; 100,000 shares authorized; 34,848 and 25,848 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively, convertible into Class A common stock	348	258
Additional paid-in capital	423,167	366,827
Contingent Class A common stock	3,171	3,171
Treasury stock, at cost: 17,951 and 17,936 shares of Class A common stock at June 30, 2011 and December 31, 2010, respectively	(109,753)	(109,627)
Retained deficit	(39,422)	(23,616)
Accumulated other comprehensive income (loss)	278	(977)

Total stockholders’ equity	278,828	236,917

Noncontrolling interest in subsidiaries	78,357	94,939

Total equity	357,185	331,856

Total liabilities, redeemable partnership interest, and equity	$1,829,408	$1,470,314

BGC PARTNERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS IN ACCORDANCE WITH GAAP

(in thousands, except per share data)

	Q2 2011	Q2 2010
Revenues:
Commissions	$239,132	$213,863
Principal transactions	102,007	99,606

Total brokerage revenues	341,139	313,469
Fees from related parties	16,206	16,436
Market data	4,598	4,444
Software solutions	2,257	1,760
Interest income	954	781
Other revenues	803	506
Losses on equity investments	(1,399)	(1,692)

Total revenues	364,558	335,704

Expenses:
Compensation and employee benefits	218,729	207,558
Allocation of net income to limited partnership units and founding/working partner units	9,237	5,163

Total compensation and employee benefits	227,966	212,721
Occupancy and equipment	35,740	28,249
Fees to related parties	3,018	3,338
Professional and consulting fees	15,211	10,016
Communications	21,801	18,468
Selling and promotion	19,443	16,227
Commissions and floor brokerage	6,932	4,916
Interest expense	4,768	3,596
Other expenses	6,199	20,652

Total non-compensation expenses	113,112	105,462

Total expenses	341,078	318,183
Income from operations before income taxes	23,480	17,521
Provision for income taxes	6,031	4,710

Consolidated net income	17,449	12,811

Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	7,785	5,413

Net income available to common stockholders	$9,664	$7,398

Per share data:
Basic earnings per share
Net income available to common stockholders	$9,664	$7,398

Basic earnings per share	$0.09	$0.09

Basic weighted-average shares of common stock outstanding	112,644	84,473

Fully diluted earnings per share
Net income for fully diluted shares	$21,160	$19,567

Fully diluted earnings per share	$0.09	$0.09

Fully diluted weighted-average shares of common stock outstanding	244,110	226,495

Dividends declared per share of common stock	$0.17	$0.14

Dividends declared and paid per share of common stock	$0.17	$0.14

BGC Partners, Inc.

DISTRIBUTABLE EARNINGS AND KEY METRICS

(in thousands, except per share data)

	Q2 2011	Q2 2010
Revenues:
Brokerage revenues:
Rates	$145,715	$139,327
Credit	78,134	77,109
Equities and other asset classes	61,660	50,255
Foreign exchange	55,630	46,778

Total brokerage revenues	341,139	313,469

Market data and software solutions	6,855	6,204
Fees from related parties, interest and other revenues	16,818	16,577

Total revenues	364,812	336,250

Expenses:
Compensation and employee benefits (a)	194,872	184,335
Other expenses (b)	107,569	105,462

Total expenses	302,441	289,797

Pre-tax distributable earnings, before noncontrolling interest in subsidiaries and taxes	62,371	46,453

Noncontrolling interest in subsidiaries (c)	975	525
Provision for income taxes	9,356	7,060

Post-tax distributable earnings to fully diluted shareholders	$52,040	$38,869

Earnings per share:
Fully diluted pre-tax distributable earnings per share (d)	$0.25	$0.20

Fully diluted post-tax distributable earnings per share (d)	$0.21	$0.17

Fully diluted weighted-average shares of common stock outstanding	266,101	248,026

Total Revenues	$364,812	$336,250

Total compensation expense	$194,872	$184,335

Compensation expense as a percent of revenues	53.4%	54.8%

Non-compensation expense as a percent of revenues	29.5%	31.4%

Pre-tax distributable earnings margins (on distributable earnings revenues)	17.1%	13.8%

Post-tax distributable earnings margins (on distributable earnings revenues)	14.3%	11.6%

Effective tax rate	15.0%	15.2%

Notes and Assumptions

(a)	-	Compensation and employee benefits excludes charges associated with: the grant of exchangeability to and/or redemption of limited partnership interests; allocations of net income to founding/working partner units and limited partnership units; dividend equivalents paid to restricted stock unit holders; and the activation of founding/working partner units.
(b)	-	Other expenses exclude certain gains and charges with respect to acquisitions, dispositions and resolutions of litigation and gains and charges related to other non-cash, non-dilutive, non-economic items.
(c)	-	Noncontrolling interest allocation associated with joint ownership of administrative services company.
(d)	-	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. The distributable earnings per share calculations for the quarters ended June 30, 2011 and 2010 include an additional 22.0 million and 21.5 million shares, respectively, but exclude the interest expense, net of tax, associated with these Notes.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc.

RECONCILIATION OF GAAP INCOME TO DISTRIBUTABLE EARNINGS

(in thousands except per share data)

	Q2 2011	Q2 2010
GAAP income from continuing operations before income taxes	$23,480	$17,521
Allocation of net income to founding/working partner units	3,257	2,339
Allocation of net income to limited partnership units	5,980	2,824

Pro forma pre-tax operating income available to fully diluted shareholders	32,717	22,684

Pre-tax adjustments:
Compensation expenses related to pre-merger grants of equity or units (a)	172	(817)
Dividend equivalents to RSUs	630	350
Non-cash losses related to equity investments	254	546
Other non-cash, non-dilutive, non-economic items	4,481	—
Grant of exchangeability to and/or redemption of limited partnership units and founding/working partner units	23,055	23,690
Gains and charges with respect to acquisitions, dispositions and resolutions of litigation (c)	1,062	—

Total pre-tax adjustments	29,654	23,770

Pre-tax distributable earnings	$62,371	$46,453

GAAP net income available to common stockholders	$9,664	$7,398
Allocation of net income to founding/working partner units	3,257	2,339
Allocation of net income to limited partnership units	5,980	2,824
Allocation of net income to Cantor’s noncontrolling interest in subsidiaries	6,810	4,888

Pro forma net income for fully diluted shares	$25,711	$17,449
Total pre-tax adjustments (from above)	29,654	23,770
Income tax adjustment to reflect effective tax rate	(3,325)	(2,350)

Post-tax distributable earnings	$52,040	$38,869

Pre-tax distributable earnings per share (b)	0.25	0.20

Post-tax distributable earnings per share (b)	0.21	0.17

Fully diluted weighted-average shares of common stock outstanding	266,101	248,026

(a)	Compensation expenses related to pre-merger grants of equity or units include expense for restricted stock units and REUs granted pre-merger and the activation of founding/working partner units.
(b)	On April 1, 2010, BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. The distributable earnings per share calculations for the quarters ended June 30, 2011 and 2010 include an additional 22.0 million and 21.5 million shares, respectively, but exclude the interest expense, net of tax, associated with these Notes.
(c)	Beginning with the first quarter of 2011, distributable earnings has been revised to exclude certain gains and charges with respect to acquisitions, dispositions and resolutions of litigation. This change in the definition of distributable earnings is not reflected in, nor does it affect the Company’s presentation of prior periods.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc. Quarterly Market Activity Report

The following table provides certain volume and transaction count information on BGC Partner’s eSpeed system for the periods indicated.

				% Chaoge	% Chaoge
	2Q10	1Q11	2Q11	2Q11 vs. 1Q11	2Q11 vs. 2Q10
Notional Volume (in $US billions)
Fully Electronic Rates*	11,867	14,097	13,939	(1.1%)	17.5%
Fully Electronic FX, Credit, Equities & Other**	842	963	928	(3.7%)	10.2%

Total Fully Electronic Volume	12,709	15,061	14,867	(1.3%)	17.0%

HYBRID***
Total Hybrid Volume	30,436	37,496	39,675	5.8%	30.4%

TOTAL Hybrid & Fully Electronic Volume	43,145	52,557	54,542	3.8%	26.4%

Transaction Count
Fully Electronic Rates*	4,763,673	5,769,474	5,712,960	(1.0%)	19.9%
Fully Electronic FX, Credit, Equities & Other**	390,075	514,419	456,951	(11.2%)	17.1%

Total Fully Electronic Transactions	5,153,748	6,283,893	6,169,911	(1.8%)	19.7%

HYBRID
Total Hybrid Transactions	558,949	620,086	629,529	1.5%	12.6%

TOTAL Hybrid and Fully Electronic Transactions	5,712,697	6,903,979	6,799,440	(1.5%)	19.0%

Trading Days	63	62	63

*	Defined as U.S. Treasuries, Canadian Sovereigns, European Government Bonds, Repos, Interest Rate Swaps, and Futures.
**	Defined as Foreign Exchange Derivatives, Spot Foreign Exchange, Credit Derivatives, Corporate Bonds, Commodity Derivatives , and Equity-Related Products.
***	Defined as volume from Hybrid transactions conducted by BGC Brokers using the eSpeed system, exclusive of voice-only transactions

COMPARABLE INDUSTRY VOLUMES:

Global Interest Rate Futures Volume (1)
CBOT - US Treasury Contracts	159,811,045	166,207,731	172,881,816	4.0%	8.2%
CME - Euro $ Contracts	146,925,822	156,207,410	158,463,693	1.4%	7.9%
EUREX - Bund Contracts	62,046,252	59,137,105	63,950,742	8.1%	3.1%
ELX - US Treasury Contracts	3,278,563	4,784,425	3,798,348	(20.6%)	15.9%
ELX - Euro $ Contracts	23,768	1,302,800	1,198,634	(8.0%)	4943.1%

Fed UST Primary Dealer Volume (in billions) (2)
UST Volume	31,114	40,478	37,436	(7.5%)	20.3%
Average Daily UST Volume	494	653	594	(9.0%)	20.3%

CME FX Futures Volume (3)	66,226,000	59,578,853	57,831,543	(2.9%)	(12.7%)

CLS FX Avg Daily Values - in millions (4)	4,142,084	4,764,667	4,833,333	1.4%	16.7%
CLS FX Avg Daily Volumes (4)	876,464	872,014	912,385	4.6%	4.1%

NYSE - Volume (shares traded) - in millions (5)	186,293	132,641	121,096	(8.7%)	(35.0%)
Transaction Value - in millions	5,408,340	4,474,040	4,297,130	(4.0%)	(20.5%)

NASDAQ - Volume (shares traded) - in millions (6)	650,974	492,451	452,803	(8.1%)	(30.4%)
Transaction Value - in millions(7)	3,635,465	3,453,706	3,249,109	(5.9%)	(10.6%)

Total Industry Equity Option Volume (8)	990,509,169	1,072,960,649	992,810,265	(7.5%)	0.2%

Euronext Equity Derivatives (9)	246,021	118,110	192,979	63.4%	(21.6%)

TRACE All Bond Dollar Volume (in millions) (10)
TRACE All Bond Volume	1,100,558	1,251,182	1,063,319	(15.0%)	(3.4%)
Average Daily All Bond Dollar Volume	17,469	20,180	16,878	(16.4%)	(3.4%)

Sources: (1) Futures Industry Association - Monthly Volume Report - (www.cme.com, www.eurexchange.com) (2) www.newyorkfed.org/markets/statrel.html - Federal Reserve Bank (3) CME Group - www.cmegroup.com/CmeWeb/ftp.wrap/webmthly (4) CLS Bank Monthly Report (5) NYSE - www.nyse.com (6) NASDAQ - www.nasdaqtrader.com (7) Includes Transaction Value for NASDAQ listed securities only (8) OCC- www.optionsclearing.com (9) Euronext - www.euronext.com